Exhibit 99.1

FOR IMMEDIATE RELEASE

UNIVERSAL AMERICAN CORP. REPORTS

2014 FOURTH QUARTER RESULTS

White Plains, NY — February 18, 2015 — Universal American Corp. (NYSE: UAM) today announced financial results for the quarter and year ended December 31, 2014.

Results of Fourth Quarter 2014

Universal American’s reported net loss for the fourth quarter of 2014 was $12.5 million, or $0.15 per share.  Adjusted net loss for the fourth quarter of 2014 was $0.2 million, or less than $0.01 per share, which excludes the following after-tax items:

•                  $1.2 million, or $0.01 per share, of net realized investment losses;

•                  $5.6 million, or $0.07 per share, of tax benefits;

•                  $9.6 million, or $0.12 per share, of legal and settlement costs related to APS Healthcare and Traditional Insurance;  and

•                  $7.1 million, or $0.09 per share, of expenses associated with our investment in our Accountable Care Organization (ACO) business.

Total revenues for the fourth quarter of 2014 were approximately $500 million.

Full Year 2014

Universal American’s reported net loss for the full year 2014 was $29.5 million, or $0.35 per share.  Adjusted net income for the full year 2014 was $5.8 million, or $0.07 per share, which excludes the following after-tax items:

•                  $2.4 million, or $0.03 per share, of net realized investment losses;

•                  $5.8 million, or $0.07 per share, of tax benefits;

•                  $18.7 million, or $0.22 per share, of legal and settlement costs related to APS Healthcare and Traditional Insurance; and

•                  $20.0 million, or $0.24 per share, of losses associated with our investment in our ACO business.

Total revenues for full year 2014 were approximately $2.0 billion.

Management Comments

Richard A. Barasch, Chairman and CEO, commented, “During 2014, we made significant progress putting past issues behind us and focusing our energy and resources on growing our core businesses.

“We have entered 2015 with a great deal of optimism.  Most importantly, we have reset our Medicare Advantage business to focus on those markets where we can positively impact the quality and cost of healthcare. Approximately 86% of our members are in plans with 4 Stars and we remain highly focused on further improving the metrics that underlie these ratings. In addition, we have set an administrative expense ratio target of approximately 10.5% for Medicare Advantage.

“We continued to expand our market leadership in the growing Houston/Beaumont region. Our membership increased 10% for the third straight year, largely as a result of the continued success and expansion of our partnerships with primary care physicians.  We have a successful 15 year history of working closely with our physician partners to improve quality and reduce cost for Medicare beneficiaries.

“An emerging success story is developing in our Northeast markets, especially central New York. We are in the process of converting a fee for service market into a more value-based system by introducing pay for performance to primary care physicians in the region. We had a strong 2015 Annual Election Period, 26% growth in membership, and combined with our Medicare Shared Savings ACO and our Total Care Medicaid plan, we are the largest sponsor of government programs in central New York.

“We are also optimistic about the Medicare Shared Savings ACO program, both under the existing rules and especially if the current rule-making process removes some of the weaknesses that now exist and offers ACOs more options to expand their risk taking.”

Medicare Advantage

As we have previously disclosed, we did not renew our non-core and rural markets for 2015, representing approximately 22,600 members. Our core markets consist of our members in Texas, Upstate New York and Maine.

	January 31,	December 31,
Membership (in thousands)	2015 Est.	2014
Southwest HMO	67.0	61.7
Other Core Network	37.6	29.7
Core Markets	104.6	91.5
Non-Core Network	—	20.7
Rural	—	1.9
Total Membership	104.6	114.1

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2014	2013	2014	2013

Revenue	$342.8	$410.9	$1,409.4	$1,635.9

Operating Income	$4.9	$11.7	$47.8	$53.5

The Medicare Advantage segment operating income decreased during the three month and full year period ended December 31, 2014 as compared to the same period in 2013 as a result of the new Affordable Care Act Fee (“ACA Fee”), lower membership and a decrease in favorable prior period items, offset by lower administrative expenses.

The full year 2014 included $22.9 million of expense related to the ACA Fee.  The fourth quarter of 2014 included $5.6 million of the ACA Fee.

Medical Benefit Ratio ($ in millions)	Year Ended December 31, 2014		Year Ended December 31, 2013

Premiums	$1,393.4		$1,617.2

Quality Initiatives(1)	$28.4	2.0%	$28.4	1.8%
Medical Benefits	1,142.6	82.0%	1,348.6	83.4%
Total Benefits	$1,171.0	84.0%	$1,377.0	85.1%

For the full year 2014, our reported MBR included positive prior period items of $33.0 million, pre-tax.  Excluding these prior period items, our adjusted Medical Benefits MBR was 84.2%, compared to the reported amount of 82.0%.  Our core markets had an adjusted Medical Benefits MBR of 82.7%, the non-core markets were 88.6% and the rural markets, with approximately 2,000 members, were 98.8%, in each case excluding expenses associated with quality initiatives.

Medical Benefit Ratio ($ in millions)	Three Months Ended December 31, 2014		Three Months Ended December 31, 2013

Premiums	$339.1		$406.6

Quality Initiatives(1)	$6.7	2.0%	$8.5	2.1%
Medical Benefits	276.8	81.6%	328.6	80.8%
Total Benefits	$283.5	83.6%	$337.1	82.9%

For the fourth quarter of 2014, our reported MBR included positive prior period items of $5.6 million, pre-tax.  Excluding these prior period items, our adjusted Medical Benefits MBR was 83.5%, compared to the reported amount of 81.6%.  Our core markets had an adjusted MBR of 82.0%; the non-core markets were 88.7% and the rural markets were 92.7%, in each case excluding expenses associated with quality initiatives.

The administrative expense ratio for the full year 2014, excluding the ACA Fee of $22.9 million and $28.4 million of quality initiative expenses, was 12.0%, compared to 12.7% for the

(1) Beginning in 2014, in connection with the reporting of minimum medical loss ratios under the Affordable Care Act, we are reporting the costs of quality improvement initiatives in claims and other benefits in the consolidated statements of operations.  Historically, these costs were reported in other operating costs and expenses. To maintain consistency with the new reporting classification, we have reclassified $28.4 million and $8.5 million from other operating costs and expenses to claims and other benefits for the twelve months and three months ended December 31, 2013, respectively.

same period in 2013.  For the fourth quarter of 2014, excluding the ACA Fee of $5.6 million and $6.7 million of quality initiative expenses, the administrative expense ratio was 14.4%, compared to 15.3% in 2013.  Our administrative expense ratio is typically higher in the fourth quarter as a result of sales and marketing costs incurred in that period.

Traditional Insurance

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2014	2013	2014	2013

Revenue	$47.9	$55.3	$203.8	$233.2

Operating (Loss) Income	$(0.8)	$(0.8)	$2.5	$10.9

Revenue in our Traditional Insurance segment declined in the three and twelve month periods ended December 31, 2014 due to the continued run-off of our legacy insurance products, which we stopped marketing and selling after June 1, 2012.

Corporate & Other

	Three Months Ended December 31,		Year Ended December 31,
Financial Performance ($ in millions)	2014	2013	2014	2013

Revenue	$112.3	$73.1	$431.1	$282.9

Operating Loss	$(27.7)	$(124.3)	$(82.8)	$(281.5)

Corporate & Other includes the results of our ACOs, the Total Care Medicaid plan, APS Healthcare, and the operations of our parent holding company, including debt service.

	Three Months Ended December 31,		Year Ended December 31,
Pre-Tax Income (Loss) ($ in millions)	2014	2013	2014	2013

ACOs	$(10.9)	$(13.2)	$(30.8)	$(41.6)
Total Care	0.4	(0.4)	2.6	(0.5)
APS Healthcare	4.4	(1.8)	10.3	(4.1)
Legal/Settlement costs	(14.7)	(1.9)	(28.8)	(6.2)
Interest expense	(1.7)	(1.7)	(7.0)	(6.6)
Corporate	(5.2)	(7.6)	(29.1)	(33.1)
APS Asset impairment	—	(97.7)	—	(189.4)
Operating Loss	$(27.7)	$(124.3)	$(82.8)	$(281.5)

The ACO loss for the quarter ended December 31, 2014 decreased $2.3 million from 2013 as a result of lower expenses incurred. For the full year, our ACO loss improved $10.8 million as we received $13.4 million in savings for the first program year.

Total Care results for 2014 reflect a full year of activity compared to one month in 2013.

APS Healthcare recorded operating profits for the quarter and year ended December 31, 2014 compared to pre-tax losses in the comparable 2013 periods due to shedding unprofitable contracts and reducing expenses.

Corporate results for the quarter and year ended December 31, 2014 were lower than those in the comparable 2013 periods due to corporate expense reduction initiatives and higher investment income.

As previously disclosed, on February 4, 2015 we completed the sale of our APS Healthcare Puerto Rico subsidiaries to an affiliate of the Metro Pavia Health System.  APS Puerto Rico provides managed behavioral health services for the Government Health Plan Medicaid program under a contract that terminates on March 31, 2015.

Income Taxes

In September 2014, the Internal Revenue Service issued final regulations on the Affordable Care Act’s executive compensation deduction limitation for health insurance providers under Code section 162(m)(6), which provided additional information regarding the definition of a health insurance issuer. Based on our analysis of the final regulations, we no longer believe we are subject to the limitation. As a result, during the fourth quarter of 2014, we recorded a tax benefit of $3.2 million related to prior years and $1.7 million related to the first nine months of 2014.

Investment Portfolio

As of December 31, 2014, Universal American had $1.0 billion of cash and invested assets as follows:

•                  25% is invested in U.S. Government and agency securities;

•                  The average credit quality of the investment portfolio is AA-; and

•                  Approximately 1% of the investment portfolio is non-investment grade.

A complete listing of our fixed income investment portfolio as of December 31, 2014 is available for review in the financial supplement located in the Investors — Financial Reports section of our website, www.UniversalAmerican.com.

Balance Sheet and Liquidity

As of December 31, 2014, Universal American’s Balance Sheet had the following characteristics:

•                  Total cash and investments were $1.0 billion and total assets were $2.0 billion;

•                  Total policyholder liabilities were $1.1 billion and total liabilities were $1.4 billion;

•                  Stockholders’ equity was $614.5 million and book value was $7.30 per diluted common share;

•                  Tangible book value per diluted common share (excluding accumulated other comprehensive income, goodwill, amortizing intangibles and deferred acquisition costs) was $5.57;

•                  Unregulated cash and investments of $109.8 million;

•                  $103.4 million of bank debt; and

•                  $40.0 million of mandatorily redeemable preferred stock, reported as a liability, with an annual dividend rate of 8.5%.

The ratio of debt to total capital, excluding the effect of Accumulated Other Comprehensive Income and including Universal American’s mandatorily redeemable preferred stock as debt was 19.2%.

Conference Call

Universal American will host a conference call at 8:30 a.m. Eastern Time on Thursday, February 19, 2015 to discuss financial results and other corporate developments. Interested parties may participate in the call by dialing (201) 493-6744. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.UniversalAmerican.com, and clicking on the “Investors” link in the upper right. To listen to the live call on the website, please go to the website at least 15 minutes early to download and install any necessary audio software. A replay of the call will be available on the investor relations section of the Company’s website for approximately two weeks following the call.

Prior to the conference call, Universal American will make available on its website a 4th Quarter 2014 Investor Presentation and supplemental financial data in connection with its quarterly earnings release. You can access the 4th Quarter 2014 Investor Presentation and supplemental financial data at www.UniversalAmerican.com in the “Investors” section under the “Presentations” and “Financial Reports” sections.

About Universal American Corp.

Universal American (NYSE: UAM), through our family of healthcare companies, provides health benefits to people covered by Medicare and/or Medicaid. We are dedicated to working collaboratively with healthcare professionals, especially primary care physicians, in order to improve the health and well-being of those we serve and reduce healthcare costs.  For more information on Universal American, please visit our website at www.UniversalAmerican.com.

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Forward Looking Statements

This news release and oral statements made from time to time by our executive officers may contain “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. Such statements that are not historical facts are hereby identified as forward-looking statements and intended to be covered by the safe harbor provisions of the PSLRA and can be identified by the use of the words “believe,” “expect,” “predict,” “project,” “potential,” “estimate,” “anticipate,” “should,” “intend,” “may,” “will,” and similar expressions or variations of such words, or by discussion of future financial results and events, strategy or risks and uncertainties, trends and conditions in our business and competitive strengths, all of which involve risks and uncertainties.

Where, in any forward-looking statement, we or our management expresses an expectation or belief as to future results or actions, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Our actual results may differ materially from our expectations, plans or projections. We warn you that forward-looking statements are only predictions and estimates, which are inherently subject to risks, trends and uncertainties, many of which are beyond our ability to control or predict with accuracy and some of which we might not even anticipate.  We give no assurance that we will achieve our expectations and we do not assume responsibility for the accuracy and completeness of the forward-looking statements. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements as a result of many factors, including the risk factors described in the risk factor section of our SEC reports.

A summary of the information set forth in the “Risk Factors” section of our SEC reports and other risks includes, but is not limited to the following: the impact of CMS’s  final Medicare Advantage reimbursement rates for calendar year 2016; we are subject to extensive government regulation and the potential that CMS and/or other regulators could impose significant fines, penalties or operating restrictions on the Company, including with respect to False Claims Act matters or RADV audits; the Affordable Care Act and subsequent rules promulgated by CMS could have a material adverse effect on our opportunities for growth and our financial results; we are investing significant capital and management attention in new business opportunities, including our ACOs, that may not be successful; we may  experience membership losses in our Medicare Advantage business; if we fail to design and price our products properly and competitively or if the premiums and fees we charge are insufficient to cover the cost of health care services delivered to our members, our profitability may be materially adversely affected; changes in governmental regulation or legislative reform could increase our costs of doing business and adversely affect our profitability; reductions in funding for Medicare programs could materially reduce our profitability; failure to reduce our operating costs could have a material adverse effect on our financial position, results of operations and cash flows; we may not be able to maintain or improve our CMS Star ratings which may cause certain of our plans to receive less bonuses or rebates than our competitors; we may experience higher than expected medical loss ratios which could materially adversely affect our results of operations; changes in governmental regulation or legislative reform, including the impact of Sequestration, could reduce our revenues, increase our costs of doing business and adversely affect our profitability; a substantial portion of our revenues are tied to our Medicare businesses and regulated by CMS and if our government contracts are not renewed or are terminated, our business could be substantially impaired; we no longer sell long-term care insurance and the premiums that we charge for the long-term care policies that remain in force may not be adequate to cover the claims expenses that we incur; any failure by us to manage our operations or to successfully complete or integrate acquisitions, dispositions and other significant transactions could harm our financial results, business and prospects; we could be subject to a cyber-attack or similar network breach that could damage our reputation and have a material adverse effect; failure of the APS Healthcare business to retain existing contracts or enter into new contracts could further erode the value of the APS business; problems may arise in integrating the APS Healthcare business, which may result in Universal American not operating as effectively and efficiently as expected or failing to achieve the expected benefits of the transaction; the APS Healthcare transaction may involve unexpected costs or unexpected liabilities, including litigation stemming from the acquisition; a substantial portion of APS Healthcare’s revenues are tied to short-term customer contracts which generally can be terminated without cause.  Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Universal American.

All forward-looking statements included in this release are based upon information available to Universal American as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

(Tables to follow)

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Consolidated Results

Net premiums and policyholder fees	$471.0	$508.3	$1,914.4	$2,001.3
Net investment income	7.6	8.6	33.7	36.7
Other income	23.7	21.6	93.1	104.7
Realized (losses) gains	(2.0)	0.7	(1.4)	13.9
Total revenues	500.3	539.2	2,039.8	2,156.6

Policyholder benefits	397.4	422.9	1,613.6	1,684.6
Change in deferred acquisition costs	2.9	3.1	12.3	12.6
Amortization of present value of future profits	1.1	1.2	4.9	7.9
Asset impairment charges	—	97.7	—	189.4
Affordable Care Act Fee	5.6	—	23.1	—
Commissions and general expenses, net of allowances	111.5	118.5	402.0	431.7
Total benefits and expenses	518.5	643.4	2,055.9	2,326.2

Loss before equity in losses of unconsolidated subsidiaries	(18.2)	(104.2)	(16.1)	(169.6)

Equity in losses of unconsolidated subs	(7.4)	(8.5)	(17.8)	(33.6)

Loss before income taxes	(25.6)	(112.7)	(33.9)	(203.2)
Benefit from income taxes (1)	(13.1)	(10.9)	(4.4)	(10.9)

Net loss	$(12.5)	$(101.8)	$(29.5)	$(192.3)

Per Share Data (Diluted)
Net loss	$(0.15)	$(1.16)	$(0.35)	$(2.20)

Diluted weighted average shares outstanding	81.7	87.5	83.9	87.4

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Income (loss) before income taxes by Segment

Medicare Advantage	$4.9	$11.7	$47.8	$53.5
Traditional Insurance	(0.8)	(0.8)	2.5	10.9
Corporate & Other	(27.7)	(124.3)	(82.8)	(281.5)
Realized (losses) gains	(2.0)	0.7	(1.4)	13.9

Loss before income taxes	$(25.6)	$(112.7)	$(33.9)	$(203.2)

BALANCE SHEET DATA	December 31, 2014
Total cash and investments	$1,008.4
Total assets	$2,025.3
Total policyholder related liabilities	$1,115.8
Total reinsurance recoverable (ceded policyholder liabilities)	$635.3
Outstanding bank debt	$103.4
Mandatorily redeemable preferred shares	$40.0
Total stockholders’ equity	$614.5
Diluted book value per common share	$7.30
Diluted common shares outstanding at balance sheet date	84.2

Non-GAAP Financial Measures *
Total stockholders’ equity (excluding AOCI) *	$601.8
Diluted book value per common share (excluding AOCI) * (2)	$7.15
Diluted tangible book value per common share (excluding AOCI) * (3)	$5.57
Debt to total capital ratio (excluding AOCI) * (4)	19.2%

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Adjusted net (loss) income(5)	$(0.2)	$(2.9)	$5.8	$8.7
Adjusted net (loss) income per share (diluted)	$(0.00)	$(0.03)	$0.07	$0.10

*            Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under U.S. generally accepted accounting principles (GAAP).

(1)    The effective tax rate was 51.1% for the fourth quarter of 2014 compared to 9.7% for the fourth quarter of 2013. For the full year ended December 31, 2014, the effective tax rate was 13.1%, compared with 5.4% for 2013. For the three months and full year ended December 31, 2014, the effective tax rate differs from the statutory rate of 35% due to non-recurring tax benefits net of permanent items, primarily the new ACA fee and preferred dividends, and foreign and state income taxes. Non-recurring tax benefits in 2014 primarily relate to the reversal of executive compensation previously considered non-deductible under Code section 162(m)(6) that resulted in the recording of a $3.2 million receivable, recording of $1.3 million of foreign tax credits related to APS Healthcare and a $0.7 million reserve release related to items on which the statute of limitations has expired.

(2)    Diluted book value per common share (excluding AOCI) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“AOCI”), plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(3)    Tangible book value per common share represents Total Stockholders’ Equity, excluding AOCI and intangible assets plus assumed proceeds from the exercise of vested, in-the-money options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested, in-the-money options.

(4)    The Debt to Total Capital Ratio (excluding AOCI) is calculated as the ratio of the Mandatorily Redeemable Preferred Shares to the sum of Stockholders’ Equity (excluding AOCI) plus the Mandatorily Redeemable Preferred Shares.

(5)    Adjusted net (loss) income is calculated as net (loss) income excluding the following items on after tax basis: asset impairment, net realized gains and losses, non-recurring tax benefits/expenses, ACO costs and other non-recurring items.

UNIVERSAL AMERICAN CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses both GAAP and non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. You should not consider non-GAAP measures to be an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from the calculation of similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. We have not included a reconciliation of projected earnings per diluted share because projections for some components of this reconciliation are not possible to forecast at this time.  The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are set forth below.

Adjusted Net (Loss) Income ($ in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net loss	$(12.5)	$(101.8)	$(29.5)	$(192.3)
Net realized losses (gains), after-tax	1.2	(0.4)	2.4	(9.0)
Non-recurring tax (benefit) expense	(5.6)	2.0	(5.8)	1.2
ACO results, after-tax	7.1	8.6	20.0	26.7
Asset impairment charge, after-tax	—	87.5	—	178.1
Other non-recurring items, after-tax	9.6	1.2	18.7	4.0
Adjusted net (loss) income	$(0.2)	$(2.9)	$5.8	$8.7

Per share (diluted)
Net loss	$(0.15)	$(1.16)	$(0.35)	$(2.20)
Net realized losses (gains), after-tax	0.01	(0.01)	0.03	(0.10)
Non-recurring tax (benefit) expense	(0.07)	0.02	(0.07)	0.01
ACO results, after-tax	0.09	0.10	0.24	0.30
Asset impairment charge, after-tax	—	1.00	—	2.04
Other non-recurring items, after-tax	0.12	0.01	0.22	0.05
Adjusted net (loss) income	$(0.00)	$(0.04)	$0.07	$0.10

Universal American uses adjusted net (loss) income, calculated as net loss excluding net realized (losses) gains after-tax, non-recurring tax benefit, ACO results after-tax, asset impairment charge after-tax, and other non-recurring items after-tax as a basis for evaluating operating results. Although the excluded items may recur, we believe that the excluded items do not relate to the performance of Universal American’s core business operations and that adjusted net (loss) income provides a more useful comparison of our business performance from period to period.

	December 31, 2014	December 31, 2013
Total Stockholders’ Equity (excluding AOCI)
Total stockholders’ equity	$614.5	$664.9
Less: Accumulated other comprehensive income	(12.7)	(7.3)

Total stockholders’ equity (excluding AOCI)	$601.8	$657.6

Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratio of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income or loss, do not relate to the performance of Universal American’s core business operations.

	December 31, 2014	December 31, 2013
Diluted Book Value per Common Share
Total stockholders’ equity	$614.5	$664.9
Proceeds from assumed exercises of vested options	—	—
	$614.5	$664.9
Diluted common shares outstanding	84.2	88.9

Diluted book value per common share	$7.30	$7.48
Total stockholders’ equity (excluding AOCI)	$601.8	$657.6
Proceeds from assumed exercises of vested options	—	—
	$601.8	$657.6
Diluted common shares outstanding	84.2	88.9

Diluted book value per common share (excluding AOCI)	$7.15	$7.40

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

	December 31, 2014	December 31, 2013
Tangible Book Value per Common Share
Total stockholders’ equity (excluding AOCI)	$601.8	$657.6
Less: intangible assets (1)	(132.9)	(149.4)
Proceeds from assumed exercises of vested options	—	—
Tangible Book Value	$468.9	$508.2
Diluted common shares outstanding	84.2	88.9

Tangible book value per common share	$5.57	$5.72

Universal American uses Tangible book value per common share as a basis for evaluating the value of the Company’s tangible net assets.

(1)         Intangible assets include the following at December 31, 2014 and December 31, 2013, respectively: goodwill ($73.3 million and $77.5 million), deferred acquisition costs, net of taxes ($50.5 million and $58.6 million) and amortizing intangible assets, net of taxes ($9.1 million and $13.3 million).

	December 31, 2014	December 31, 2013
Debt to Total Capital Ratio
Outstanding bank debt	$103.4	$103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total outstanding debt	$143.4	$143.4

Total stockholders’ equity	$614.5	$664.9
Outstanding bank debt	103.4	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$757.9	$808.3

Debt to total capital ratio	18.9%	17.7%

Total stockholders’ equity (excluding AOCI)	$601.8	$657.6
Total outstanding bank debt	103.4	103.4
Mandatorily redeemable preferred shares	40.0	40.0
Total capital	$745.2	$801.0

Debt to total capital ratio (excluding AOCI)	19.2%	17.9%

As noted above, Universal American uses total stockholders’ equity (excluding AOCI), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the performance of Universal American’s core business operations.

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Fred Buonocore (212) 836-9607
Linda Latman (212) 836-9609